United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

May 31, 2018

 Date of Report (Date of earliest event reported)

International Seaways, Inc.

 (Exact Name of Registrant as Specified in Charter)

1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

New York, New York  10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2018, International Seaways, Inc. (the “Company”) completed a registered public offering of $25 million aggregate principal amount of its 8.50% senior unsecured notes due 2023 (the “Notes”), which resulted in aggregate net proceeds to the Company of approximately $23.480 million, after deducting commissions and estimated expenses. The Company intends to use the net proceeds to fund the Euronav transaction, to repay a portion of its outstanding credit facility and for general corporate purposes.

The Company issued the Notes under an indenture dated as of May 31, 2018 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of May 31, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Notes will mature on June 30, 2023 and bear interest at a rate of 8.50% per annum. Interest on the Notes will be payable in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2018. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months. The terms of the Indenture, among other things, limit the Company’s ability to merge, consolidate or sell assets.

The Company may redeem the Notes at its option, in whole or in part, at any time on or after June 30, 2020 at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if the Company undergoes a Change of Control (as defined in the Indenture) the Company may be required to repurchase all of the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any), to, but excluding, the repurchase date.

The Indenture contains certain restrictive covenants, including covenants that, subject to certain exceptions and qualifications, restrict our ability to make certain payments if a default under the Indenture has occurred and is continuing or will result therefrom and require us to limit the amount of debt we incur, maintain a certain minimum net worth and provide certain reports. The Indenture also provides for certain customary events of default (subject, in certain cases, to receipt of notice of default and/or customary grace or cure periods).

The foregoing is only a summary of certain provisions and is qualified in its entirety by the terms of the Base Indenture and the First Supplemental Indenture, copies of which are filed herewith as Exhibits 4.1 and 4.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

The following exhibits are incorporated by reference into the Registration Statement on Form S-3 (File No. 333-224313) as exhibits thereto and are filed as part of this Current Report:

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated May 24, 2018 among International Seaways, Inc. and Company and Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several Underwriters listed on Schedule II thereof.
4.1	Indenture, dated May 31, 2018, between International Seaways, Inc. and The Bank of New York Mellon, as trustee.
4.2	First Supplemental Indenture, dated May 31, 2018, between International Seaways, Inc. and The Bank of New York Mellon, as trustee.
5.1	Opinion and consent of Reeder & Simpson, P.C.
5.2	Opinion and consent of Cleary Gottlieb Steen & Hamilton LLP.
23.1	Consent of Reeder & Simpson, P.C. (included in Exhibit 5.1 hereto).
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: May 31, 2018	By	/s/ James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated May 24, 2018 among International Seaways, Inc. and Company and Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several Underwriters listed on Schedule II thereof.
4.1	Indenture, dated May 31, 2018, between International Seaways, Inc. and The Bank of New York Mellon, as trustee.
4.2	First Supplemental Indenture, dated May 31, 2018, between International Seaways, Inc. and The Bank of New York Mellon, as trustee.
5.1	Opinion and consent of Reeder & Simpson, P.C.
5.2	Opinion and consent of Cleary Gottlieb Steen & Hamilton LLP.
23.1	Consent of Reeder & Simpson, P.C. (included in Exhibit 5.1 hereto).
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 hereto).